Exhibit 11

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

                                            Three Months Ended
                                                 March 31,
                                           1997              1996
                                           -----            -----

PRIMARY
Average number of shares outstanding    11,340,789     11,337,956

Assumed exercise of stock options          323,844        243,644
                                      ------------   ------------

Total shares                            11,664,633     11,581,600
                                      ============   ============

Net income                              $5,196,276     $4,988,236
                                      ============   ============

Net income per share                         $0.45          $0.43
                                             =====          =====

FULLY DILUTED

Average number of shares outstanding    11,340,789     11,337,956

Assumed exercise of stock options
   (Note 1)                                323,844        247,976
                                      ------------   ------------

Total shares                            11,664,633     11,585,932
                                      ============   ============

Net income                              $5,196,276     $4,988,236
                                      ============   ============

Net income per share                         $0.45          $0.43
                                             =====          =====

(1) The dilutive effect of stock options is based on the treasury stock method using the higher of the average market price for the period or the period-end market price.

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